UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I Trade-Co, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
William Ackman, A Nominee for Shareholder Choice,
Sends Letter to Barron’s Editor
     NEW YORK, May 23 — William A. Ackman, founder of Pershing Square Capital Management, L.P. and a Nominee for Shareholder Choice, today sent the following letter to the editor of Barron’s newspaper:
To the Editor:
As a long-time Barron’s reader, I was disappointed to read Andrew Bary’s recent article, “Ackman’s Target Campaign is Off-Target,” which does your readers a disservice for it fails to accurately characterize what our proxy contest at Target is about, and is riddled with numerous materially false and misleading statements.
Pershing Square has been one of Target’s largest shareholders for more than two years. Over the last two years, we have had a constructive and cordial dialogue with Target management about various strategic initiatives which we believe could create significant long-term shareholder value while reducing the company’s credit risk, increasing its access to capital, and potentially improving the company’s already strong credit ratings.
After two years of working with the company from outside the boardroom, we felt that we could better assist the company in creating more value if one representative from Pershing Square joined the board and one mutually acceptable additional director with relevant expertise were also added to the board. Unfortunately, the nominating committee rejected me and every other nominee we proposed for the board giving us no choice but to seek shareholder support for adding new independent directors to the board. The nominating committee to this day has refused to explain the basis for rejecting me and the other independent directors we proposed.
While we think highly of Target management, Target’s board has become insular and unwilling to consider directors outside of their intimate circle. According to Target’s proxy materials, the nominating committee did not even meet once in 2008, but still collected their annual fees for committee membership. The nominating committee would also not meet or interview the independent director candidates we proposed. Insularity and not-invented-here thinking have caused the demise of many of our country’s one-time greatest retailers; Sears and Kmart, being but two of many such examples. We are working hard to make sure this does not happen at Target.
Target’s board has consistently taken steps to protect their incumbency that we believe are not in the best interest of shareholders. Target’s board has extended the 12-year term limits that were put in place by the company’s founding family (originally designed to ensure “fresh blood and new perspectives”) to 15 years and most recently 20 years. The most recent term limit extension was done to accommodate Solomon Trujillo, the recently deposed head of Telstra, an Australian telecommunication company. We don’t understand why the board believes an additional three-year term for Mr. Trujillo on top of the 15 years he has already served would add value to

Target’s board compared to the numerous other board candidates with more relevant experience and better and more relevant operating track records than Mr. Trujillo.
The board has also gone so far as to ask shareholders in this election to limit the number of directors to 12 to reduce the potential for even one of our proposed nominees to join the board. The company has also adopted a staggered board and merged the Chairman and CEO roles including chairmanship of the executive committee, governance approaches that Ken Dayton, one of the founding family members opposed in his public pronouncements about corporate governance more than 25 years ago. The board has refused to allow shareholders to vote on a universal proxy card in this election which would allow shareholders to choose which nominees it wants on the board without being forced to attend the shareholder meeting, which the company has located at a construction site for a new store in Wisconsin, a location not designed to be convenient to the vast majority of Target’s owners. As an alternative to a universal proxy card, we have offered to add the incumbent directors to our proxy card to make choice easier for shareholders. The company has yet to respond to our offer to do so.
In light of the nominating committee’s rejection of all of our proposed nominees, we had no choice but to run a proxy contest to seek shareholder approval for new independent directors. Despite the implications of Mr. Bary’s article, this proxy contest is not a platform for a change in strategy at Target. Rather, we have identified five new independent directors, four of the five with no affiliation with Pershing Square, so that shareholders have the opportunity to choose among the nominees we have proposed and the incumbents to determine who would best represent shareholder interests on the board going forward. We have no coordinated plan with these directors despite Mr. Bary’s implication to the contrary. Rather, we believe adding new independent directors with CEO-level food retail, credit card, and real estate experience to the board in addition to a top corporate governance expert and major shareholder would materially improve the background, experience and shareholder alignment of the board of directors and their long-term oversight of the company and its management.
The current board has also failed to create a culture of stock ownership at Target. Senior management had not purchased one share of Target stock in the last five years until one day after we launched this proxy contest. Rather than purchase stock in the company, the board and management have sold more than $400 million of stock in the last five years. The board owns less than 0.27% of the company’s stock and options despite their extended tenure on the board and the annual restricted stock and option grants they have received over the years.
While Mr. Bary’s article implies that our candidates are somehow my cronies, I am the only Pershing Square affiliate on our proposed slate. The other proposed nominees have no affiliation with Pershing Square. Neither I nor Pershing Square has any commitments, agreements, or understandings with any of these proposed directors other than they have agreed to serve if elected to the board, and we have agreed to indemnify them from any costs they incur as a result of the proxy contest.
The Nominees for Shareholder Choice, as this slate is identified, include Jim Donald, one the country’s top grocery store executives who helped Wal-Mart develop and grow their now-dominant superstore strategy; Richard Vague, the co-founder of First USA and Juniper Financial, one of the most successful credit card executives in the country; Michael Ashner, a major owner/operator of real estate; and Ron Gilson, one of the country’s most important experts on corporate governance with a joint appointment at Columbia and Stanford’s law and business schools.
We believe that Mr. Bary’s confusion about what we are trying to achieve at this election has to do with the fact that it is extremely rare for shareholders to have a choice of more than one nominee for each board seat. In the most democratic country in the world, so-called corporate “elections” for which Target’s is but one example, have become a farce. How can it even be called an election if there is no alternative choice for each seat on a board? In its previous uncontested elections, Target’s director nominees have been elected by a plurality which means that directors who receive as little as one vote can be re-elected year after year. This is particularly absurd in light of the fact that brokers are allowed to vote a shareholder’s stock in favor of incumbent directors without their clients’ consent.
It is easy to understand why so many of our major financial institutions have failed because of inadequate board oversight when one considers that effectively none of these directors had to compete to earn the right to represent shareholders on these boards. What would our country be like if voters had no alternative but to vote for only one presidential candidate every four years, the mailman could vote for the incumbent without your consent, the incumbent could spend your money to advertise his campaign, and there were no term limits?
The Securities and Exchange Commission clearly also views the current approach to corporate elections as problematic in light of the SEC’s recent proposal, announced last week for public comment, to give major shareholders an opportunity to propose alternative directors on a company’s own proxy card if they hold 1% of a company for a year or more. Unfortunately, this rule was not yet in effect when we launched our own contest at Target, so we have had to spend $10 million or more of our own money to give shareholders a choice at this shareholder meeting. Next year, if the SEC’s proposed rule is in effect, you are likely to see alternative independent directors proposed by shareholders at hundreds of companies. This will cause boards to take nominating new qualified directors seriously, and I guarantee you the quality and independence of directors will rise. I also suspect that Target’s nominating committee will now begin to take its job seriously and will likely meet more than the zero times it met in 2008. Don’t be surprised to see Target’s board and the rest of the corporate lobby fight the SEC’s proposal aggressively because it threatens incumbency and their overly cozy and insular boards.
Now I will address some of Mr. Bary’s specific assertions about the two areas of strategic opportunity at Target about which we initially met privately with management over the last two years. Our first initiative was an attempt to convince the company to form a partnership with a major financial institution and transfer the credit and funding risk of its credit card receivables in exchange for an ongoing earnings stream to compensate Target for acquiring customers, assisting the bank partner in growing receivables, marketing the program, running the call center and other elements of the business where Target, as opposed to the partner bank, has a competitive advantage. For years, Target’s shareholders had pushed the company to follow the lead of its principal competitors who have all chosen a credit card partnership approach to their credit card businesses. By September 2007, we were successful in finally causing Target to take a look at alternatives for its credit card operation.
In May of 2008, the company took a partial step with its credit card program in a transaction with J.P. Morgan which in economic substance amounts to a non-recourse financing of 47% of the company’s receivables. Unfortunately, this transaction left Target in a first-loss position with respect to effectively all of its receivables and requires the company to continue to fund its remaining receivables, an expensive, risky, and capital-consuming proposition. We believe that Target’s failure to implement a true credit-risk-transfer partnership has cost the company hundreds of millions of dollars in losses and billions of dollars in the company’s stock’s resulting price decline. While we were disappointed with the form of the J.P. Morgan transaction, we viewed it as a step in the right direction that we hoped would ultimately lead to a future, true partnership transaction which will reduce more risk and free up more capital, contributing to an increase in shareholder value.
Our next initiative with Target was to encourage the company to look at potential alternative ownership structures for its real estate. Target owns a greater percentage of its real estate than any other major retailer. In the article, Mr. Bary characterizes our transaction as, “placing Target stores into a real estate investment trust and leasing them back from the REIT.” He then goes on to quote Richard Sokolov, President of Simon Property Group, “Transferring all of this real estate will constrain Target’s flexibility to make renovations, expansions and enhancements that are part of the ongoing evolution of any retailer.”
In fact, we never proposed that Target consider transferring its stores to a REIT. Rather, we proposed that Target would continue to own its stores while contributing the land under its stores to a REIT. This is an extremely important and material difference. The benefits of our proposed structure is that there would be no restrictions whatsoever on Target making “renovations, expansions and enhancements that are part of the ongoing evolutions of any retailer.” In fact, there would be no covenants at all other than the requirement that Target make semi-annual rent payments. Target already leases the land for 10% of its stores. Our proposed transaction would simply expand this percentage to nearly all of Target’s stores.
Because a ground lessor, in this case the REIT, would have the security of Target’s guarantee on the lease plus approximately $20 billion of additional security from the buildings on the land (which would be transferred to the REIT in the event of a default), the REIT would have an extremely secure income stream. As Mr. Sokolov as well as other sophisticated real estate investors should know, ground leases trade at extremely low cap rates because of the security and the inflation-protected nature of ground lease rental streams. Big box retail ground leases even for inferior credits to Target trade at 6.5% and lower cap rates. We believe a 1,400 property cross-collateralized pool of 75-year ground leases guaranteed by Target would likely be valued at an even lower cap rate or higher multiple of cash flow than a one-off ground lease transaction to an inferior tenant.
We also designed our proposed REIT transaction so that it would be ratings neutral or potentially even enhance Target’s already strong credit ratings. In our revised transaction which we made public in November of last year, Target would sell a 19.9% interest in the REIT and pay down debt with the approximate $5 billion of IPO proceeds. Next, the company would complete a credit card partnership transaction and take the $8 billion or so from the sale of its receivables and pay down debt. Target would continue to own 80% of the REIT until such time as the company’s free cash flow reduced debt to $5 billion, less than one turn (one times EBITDA) in leverage. Only at this time would the company spin off the remaining interest in the land REIT to shareholders.
In our proposed transaction, Target’s ongoing dividends would now be paid by the REIT, at an approximate three-fold higher level than the current dividend rate. Target’s ground rent expense would be tax deductible and future land acquisitions would be funded by the REIT. The company would retain its stores which it could continue to depreciate for tax purposes. As a result of these features, Target’s after-tax, after-cap ex, and after-dividend free cash flow would be materially higher than it is presently and its outstanding debt would decline by approximately $13 billion. With only $5 billion of debt (which could be repaid in approximately two years) and a 75-year ground lease with no covenants, Target in our view would be in a materially superior financial position than it is today. This would not only benefit Target but also the REIT because the stronger Target’s credit quality, the more valuable the REIT would be.
In his article, Mr. Bary makes the unsupported statement that our proposed REIT would trade at approximately 10 times cash flow. While the REIT universe has been under pressure over the last year because of declining occupancy, declining rents, tenant bankruptcy risk, large capital expenditure requirements requiring funding, and most REITs’ inability to refinance debts as they come due, Simon Property Group continues to trade at approximately a 7.5% cap rate, or approximately 15 times cash flow. Our proposed Target REIT would have no debt, a strong investment grade tenant, little if any maintenance cap ex (land leased to Target does not need to be maintained), and no occupancy risk, elements which we believe would cause this REIT to trade at a material higher valuation than the 15 times multiple awarded to Simon Property Group.
That said, our issue with Target’s board was not that they rejected our REIT proposal, but rather that they would not authorize the company’s advisors to work to develop a superior alternative to what we proposed. By limiting Goldman Sachs to a narrow review of our proposed transactions, Target and its shareholders were deprived of the opportunity to consider other potentially superior alternatives.
For years, despite consistent advice from shareholders to complete a credit card partnership, Target’s board refused to consider these alternatives. The company is now saying it completed an inferior credit card transaction only because the market deteriorated by the time company executed its transaction. We hope Target does not make a similar error with respect to other potential strategic opportunities because of their unwillingness to even consider alternatives.
Please publish appropriate corrections to Mr. Bary’s article.
Thank you.
Sincerely,

William A. Ackman, A Nominee for Shareholder Choice

Vote Now — Vote Today
     The date of Target’s Annual Meeting is this coming Thursday, May 28, 2009. Target shareholders should vote on the Internet (for instructions, please go to www.TGTtownhall.com), by telephone, or by signing, dating and returning the GOLD proxy card as soon as possible to vote FOR the Nominees for Shareholder Choice and AGAINST Target’s proposal to limit the board to 12 directors. If you have already voted on the white proxy card, you can change your vote by submitting a later dated GOLD proxy card. If you have submitted both a white and GOLD proxy card, only your latest arriving proxy card will count, so please vote again on the GOLD proxy card to ensure your vote is counted accurately. For more information on how to vote, as well as other proxy materials, please visit www.TGTtownhall.com or call Pershing Square Capital Management, L.P.’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.

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About Pershing Square Capital Management, L.P.
Pershing Square Capital Management, L.P., based in New York City, is an SEC registered investment advisor to private investment funds. Pershing Square manages funds that are in the business of trading — buying and selling — securities and other financial instruments. Funds managed by Pershing Square have long positions in stock, options and other financial instruments tied to the performance of Target Corporation’s stock. Pershing Square has and in the future may increase, decrease, dispose of, or change the form of its investment in Target Corporation for any or no reason.
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.

SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.

Source:	Pershing Square Capital Management, L.P.

Contact:	Global Strategy Group Julie Wood (917) 282-5840